                                                                    Exhibit 12.1


                          NIKE, INC.
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         THREE MONTHS ENDED
                                                             AUGUST 31,
                                                       ----------  ----------
                                                          1995*       1996
                                                       ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
Net income                                               $182,098   $226,063
Income taxes                                              114,000    142,900
                                                         --------   --------
        Income before income taxes                        296,098    368,963
                                                         --------   --------
Add fixed charges
        Interest expense (A)                               11,251     12,666
        Interest component of leases (B)                    4,367      5,260
                                                         --------   --------
Total fixed charges                                        15,618     17,926
                                                         --------   --------
Earnings before income taxes and fixed charges (C)       $311,716   $386,889
                                                         ========   ========
Ratio of earnings to total fixed charges                    19.96      21.58
                                                         ========   ========

* For comparable purposes with 1996, results for the three months ended August 31, 1995 have been adjusted to reflect the elimination of the one month lag in reporting by certain of the Company's international operations.

(A)  Interest expense includes both expensed and capitalized.
(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.
(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.